UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

Item 1: On June 10, 2019, the Rice Group issued the following press release and delivered a letter to shareholders of EQT, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

Rice Team Sends Letter to Fellow EQT Shareholders Setting the Record Straight on EQT’s Misleading Comments

EQT Shareholders Urged to Not Be Misled by Mistruths and Let the Facts Speak for Themselves

CARNEGIE, Pa.--(BUSINESS WIRE) June 10, 2019 --The Rice Team (Toby Z. Rice, Derek A. Rice, J. Kyle Derham and William E. Jordan), shareholders of EQT Corporation (NYSE: EQT), today sent a letter to EQT shareholders seeking to correct a number of false claims that EQT has made in its efforts to mislead shareholders. The letter also addresses a number of personal attacks that EQT has made against the Rice Team.

VIEW PDF OF THE LETTER

The letter states that: “As large shareholders, we want what is best for EQT and for generating long term shareholder value. We firmly believe EQT has terrific assets that are not being operated well and are therefore not generating maximum returns for shareholders. Having operated most of these assets ourselves, we know exactly how to deliver full value for shareholders, and we believe our proposed slate of directors would enable us to do just that. We believe the choice for shareholders is clear.

Unfortunately for our fellow shareholders, it’s not just EQT’s share price that has sunk to new lows: EQT’s CEO and directors have resorted to making false, misleading and inaccurate claims about the health of EQT’s business, among other things. We believe the use of these deceptive, low-road tactics is another reason why current EQT leadership cannot and should not be trusted.”

The Rice Team believes that EQT shareholders deserve to have the facts and urges them to vote the WHITE universal proxy card for the Rice Team’s slate of director nominees. Shareholders are encouraged to review the letter and additional information at www.eqtpathforward.com.

In its FACT and FICTION letter, the Rice Team noted:

•	Contrary to EQT’s claim that it is among the lowest cost producers in the Appalachian Basin, EQT is actually the highest cost operator in the Basin, according to financial analysts and EQT’s own investment banker

•	EQT's claim that it has generated $300 million of free cash flow (FCF) over the last two quarters is disingenuous, because 40% of the FCF is from temporary midstream dividends from its stake in ETRN, which EQT has announced it will sell, and the rest is from EQT being forced to drastically reduce its growth capex

•	EQT’s assertion that Rice Energy never generated free cash flow ignores the fact that EQT’s own estimates at the time of the merger indicated that Rice Energy was on a path to generate approximately $2.3 billion more upstream free cash flow on a standalone basis than EQT through 2021 because of Rice’s operating efficiency

•	EQT’s claim of outperforming Appalachian peers since the new management team assumed control conveniently uses the spin-off date as its starting point, masking the greater than 30% decline in the stock price from the announcement of the new CEO through the completion of the spin-off

•	EQT’s personal attacks on the Rice Team are an attempt to distract shareholders, when in fact, as one of EQT’s largest shareholders, the Rice Team is singularly focused on generating value for all shareholders and only got involved because many of EQT’s largest shareholders asked us to

•	EQT’s claim that its Board and management team are “new” is undermined by the fact that EQT’s “new” executive team has an average tenure of approximately 9 years

WE URGE YOU TO VOTE THE WHITE UNIVERSAL PROXY CARD AND

VOTE FOR ALL OF THE RICE TEAM’S NOMINEES.

Additional information regarding the proxy contest, as well as the Rice team’s presentation outlining its plan for EQT and Board nominees can be found at www.eqtpathforward.com.

For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (800) 207-3159.

Contacts

For Investor Inquiries:

Kyle Derham

kyle@teamrice.com

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

212-269-5550

Rice@dfking.com

For Media Inquiries:

Sard Verbinnen & Co

Jim Barron: 212-687-8080

Kelly Kimberly: 832-680-5120

Rice-SVC@sardverb.com

Item 2: On June 10, 2019, the following material was posted by the Rice Group to https://eqtpathforward.com/: